UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2015

CLS HOLDINGS USA, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-174705	27-3369810
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1435 Yarmouth Street
Boulder, Colorado	80304
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (888) 438-9132

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On August 18, 2015, CLS Holdings USA, Inc. (the “Company”) entered into a five-year employment agreement with Mr. Alan Bonsett. The material terms of the agreement are set forth in Item 5.02 of this Current Report on Form 8-K, which disclosures are incorporated into this item by reference.

Item 1.02                      Termination of a Material Definitive Agreement

Effective September 1, 2015, the Company and Mr. Michael Abrams, its Chief Operating Officer, mutually agreed to terminate the employment agreement dated October 1, 2014 between RJF Labs, Inc. n/k/a CLS Labs, Inc. and Mr. Abrams, as amended (the "Employment Agreement"). The Company and Mr. Abrams agreed that Mr. Abrams would resign as Chief Operating Officer effective as of August 15, 2015 and serve as consultant to the Company until September 1, 2015. The parties further agreed that neither party would have any further obligations under the Employment Agreement as of such date.  The Company also agreed to release Mr. Abrams from his non-competition obligations under the Confidentiality, Non-Compete and Property Rights Agreement dated October 1, 2014 between RJF Labs, Inc. n/k/a/ CLS Labs, Inc. and Mr. Abrams (the "Confidentiality Agreement").  The balance of the terms of the Confidentiality Agreement will remain in full force and effect.

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 18, 2015, the Company issued a press release announcing the appointment of Alan Bonsett as its Chief Operating Officer, effective August 15, 2015. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Mr. Bonsett, age 42, has extensive experience in the cannabis industry, spanning production and processing facility buildouts, business development and strategic planning, licensing and compliance, and supply chain management from grower to processing center to  dispensary. From December 2014 until July 2015, Mr. Bonsett was principal of Picture Rock Holdings, LLC (“PRH”), a marijuana extraction company, and President of Picture Rock Management, Inc., its management company. From February 2014 until July 2015, Mr. Bonsett served as Chief Executive Officer of Redwood Investment Partners, LLC, a wholesale medical and recreational marijuana grow facility in Denver, Colorado. From March 2014 until July 2015, Mr. Bonsett was a member and head of sales and marketing of Herbal Medical Institute, LLC, a medically-infused marijuana production kitchen and wholesaler. From November 2014 until July 2015, Mr. Bonsett served as Chief Operating Officer of NoBo Investment Partners, LLC, a marijuana consulting firm. From November 2014 until April 2015, Mr. Bonsett was a consultant for Personalized Organic Treatments, LLC, a medical marijuana dispensary and grow facility. From June 2013 until October 2014, Mr. Bonsett served as co-owner and general manager of Colorado Product Services, LLC d/b/a Doctor’s Garden, a multi-location medical marijuana dispensary and grow facility. From December 2012 until May 2013, Mr. Bonsett was employed as head of the wholesale department of Holly Medicinal Services, LLC d/b/a The Clinic, a multi-location medical marijuana dispensary and grow facility. Mr. Bonsett, who graduated from Arizona State University with a bachelor’s degree in business, was self-employed as a real estate project manager from December 2009 until November 2012 and spent over twelve years as a mortgage and real estate professional prior to his involvement in the marijuana industry.

Effective August 1, 2015, the Company and Mr. Bonsett entered into a five-year employment agreement. Pursuant to the agreement, Mr. Bonsett commenced serving as the Company’s Chief Operating Officer on August 15, 2015. Under the agreement, Mr. Bonsett is entitled to receive an annual salary of $150,000. Further, he is entitled to receive a performance bonus equal to 2% of the Company’s annual EBITDA, up to a maximum annual cash compensation of $1 million (including his base salary), and annual stock options, exercisable at the fair market value of the Company’s common stock on the date of grant, in an amount equal to 2% of its annual EBITDA up to $42.5 million and 4% of its annual EBITDA in excess of $42.5 million. Additionally, Mr. Bonsett is entitled to a one-time signing bonus of 250,000 shares of restricted common stock of the Company, which shall become fully vested one year from the effective date of the agreement. Effective August 1, 2015, and in connection with the employment agreement, Mr. Bonsett and the Company entered into a Confidentiality, Non-Compete and Proprietary Rights Agreement. Pursuant thereto, Mr. Bonsett agreed (i) not to compete with the Company during the term of his employment and for a period of two years thereafter, (ii) not to release or disclose the Company’s confidential information, and (iii) to assign the rights to all work product to the Company, among other terms.

On April 17, 2015, prior to Mr. Bonsett’s appointment as Chief Operating Officer, the Company, through its subsidiary CLS Colorado Labs, LLC (“CLS Colorado”),  entered into an arrangement with PRH (the “Colorado Arrangement”) to, among other things, (i) license its proprietary technology, methods and processes to PRH in Colorado in exchange for a fee; (ii) sub-lease warehouse and office space in Denver, Colorado to PRH where PRH can grow, extract and process cannabis and other plant products in exchange for lease payments totaling an aggregate of $1,067,067.30 over a seventy-two (72) month term; (iii) build a processing facility and lease such facility, including equipment, to PRH in exchange for a monthly fee; and (iv) loan $500,000 to PRH to be used by PRH in connection with its financing of the building out, equipping, and development of a marijuana grow facility. Mr. Bonsett, as an owner of PRH, will indirectly receive the benefits of the Colorado Arrangement.  Because construction of the processing facility is not yet complete, the business to be operated by PRH pursuant to the Colorado Arrangement has not yet produced revenues.

Item 9.01.                     Financial Statements and Exhibits

10.1	Employment Agreement between CLS Holdings USA, Inc. and Alan Bonsett dated August 18, 2015.

99.1	CLS Holdings USA, Inc. Press Release dated August 18, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Company Name

Date: August 20, 2015	By:	/s/ Jeffrey I. Binder
Jeffrey I. Binder
Chairman, President and Chief Executive Officer